Exhibit 11


                            THERMO CARDIOSYSTEMS INC.

                        Computation of Earnings per Share


                                            1996          1995          1994
                                     -----------   -----------   -----------
   Computation of Primary Earnings
    per Share:

   Net Income (a)                    $ 5,358,000   $ 6,925,000   $ 1,899,000
                                     -----------   -----------   -----------

   Shares:
    Weighted average shares
     outstanding                      36,568,711    35,002,530    34,173,986

    Add: Shares issuable from
         assumed conversion of
         subordinated convertible
         debentures                            -     1,757,059     2,276,908

         Shares issuable from
         assumed exercise of
         options and warrants (as
         determined by the
         application of the
         treasury stock method)                -       513,833       479,360
                                     -----------   -----------   -----------
    Weighted average shares
     outstanding, as adjusted (b)     36,568,711    37,273,422    36,930,254
                                     -----------   -----------   -----------
   Primary Earnings per
    Share (a) / (b)                  $       .15   $       .19   $       .05
                                     ===========   ===========   ===========